August 15, 2016

To: Cris Keirn

Dear Cris,

We are delighted to confirm our offer of promotion with Turtle Beach Corporation, Inc. We recognize that a successful organization is the reflection of a talented workforce and we look forward to your contributions. The following outlines the details of the offer:

1.	Your effective date will be August 1, 2016

2.	Your position will be Senior VP, Global Sales, reporting to Juergen Stark, CEO.

3.	Your base salary will be $275,000.00 annually, paid in bi-weekly intervals of $10,576.93, and subject to applicable withholdings for state and federal taxes.

4.	The previous Proprietary Information and Employment Agreement signed by you upon hire remains in effect.

5.
You will be entitled to receive a grant of options to purchase an additional 80,000 shares of Turtle Beach Corporation Common Stock, which along with your previous grants will total 203,379 shares. These additional 80,000 shares will be subject to the same terms and conditions as your original grant, i.e. the Company’s Stock-Based Incentive Compensation Plan (the “Plan”) and applicable award agreement.

6.
You are eligible for a Performance Bonus and your target incentive will be 40% of base salary. Your actual bonus will be based upon a variety of factors including company performance, and your achieving specified performance criteria to be established and approved with your manager. In the event that changes are made to any of the Bonus Plans, the changes will apply to you as they do other similarly situated employees of the Company. Payment of your bonus will be delivered according to the regular bonus plan payout schedule. An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the Bonus Plan and Company practices. The Company does not pay pro-rata bonuses upon departure.

7.
In the event that your employment is terminated by The Company without cause, you will be entitled to continuation of your annual salary and benefits for a period of three (3) months. In the event that you decide to terminate your employment, you agree to give The Company sixty (60) days’ prior written notice. If your employment is terminated by The Company for cause or by you for any reason, the Company shall have no further obligation to you except to pay you your accrued but unpaid base salary through your termination date any other payments required by law. Any salary continuation payments hereunder will be subject to and conditioned upon (a) your continuing compliance with the “Turtle Beach Corporation, Proprietary Information and Employment Agreement” (your “Restrictive Covenant Agreement”) and (b) your signing a written waiver and release of any and all claims against the Company arising out of or relating to your employment with the Company inform and substance reasonably satisfactory to the Company within 30 days following your termination of employment. Such salary continuation payments, less applicable withholdings, will begin on the first normal payroll date of the Company following the date on which the release becomes effective or such later date as may be required under applicable law to avoid adverse tax consequences to you.

Please acknowledge the changes by signing below and returning this letter to my attention. If you have any questions, please let me know.

Sincerely,

/s/ LYNN RODRIGUES
Lynn Rodrigues
Sr. Director, Human Resources

Should you accept this offer, you retain the right to resign, without notice or cause. The Company reserves the same right with respect to termination. Your employment is for no definite term, regardless of any other oral or written statement by any company officer or representative and this change does not alter your “at-will” employment status.

/s/ CRIS KEIRN	August 22, 2016
Cris Keirn	Date